UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 2, 2015

Unwired Planet, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-16073	94-3219054
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

170 South Virginia Street, Suite 201

Reno, Nevada 89501

(Address of Principal Executive Offices) (Zip Code)

(775) 980-2345

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On September 2, 2015, Unwired Planet, Inc. (the “Company”), received a Nasdaq Staff Determination letter from The Nasdaq Stock Market LLC (“Nasdaq”) indicating that, as a result of the Company’s failure to regain compliance with the minimum bid price requirement for continued listing set forth in Nasdaq Marketplace Rule 5450(a)(1) during the 180 day period provided by Nasdaq to the Company on March 4, 2015, the Nasdaq staff has determined to delist the Company’s common stock from The Nasdaq Global Select Market as of September 11, 2015. The Company is entitled to request a hearing before a Nasdaq Listing Qualifications Panel (the “Panel”) to review the Staff Determination, and the Company has requested such a hearing. The hearing request has stayed the delisting action pending the issuance of a final decision by the Panel. There can be no assurance the Panel will grant the Company’s request for continued listing.

The Company intends to propose a reverse stock split at the annual meeting of stockholders to be held on December 4, 2015, in order to increase the Company’s stock price above the minimum bid price, however there can be no assurance that the market price per post-split share will either exceed or remain in excess of the $1.00 minimum bid price for a sustained period of time. If the Panel denies the appeal, the Company’s common stock will be delisted and removed from registration on The Nasdaq Global Select Market. If the Company’s stock is delisted, the Company expects that its common stock will trade on the OTC Bulletin Board and/or the “Pink Sheets” following the approval of an application by one or more market makers to continue quoting in the Company’s common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Unwired Planet, Inc.

Dated: September 9, 2015	By:	/s/ Noah Mesel
	Name:	Noah Mesel
	Title:	EVP and General Counsel